Exhibit 16.1

August 7, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the discussion under Changes In And Disagreements With Accountants On Accounting And Financial Disclosure included in the registration statement on Form S-1 (date August 7, 2020), of Spruce Biosciences, Inc. and are in agreement with the statements contained in the 2nd, 3rd and 4th paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

San Diego, California